EXHIBIT 21

                        SUBSIDIARIES OF THE COMPANY

A&B Bolt and Supply, Inc.
American Rivet Company, Inc.
Amflow Master Environmental, Inc.
Beaird Industries, Inc.
Blastco Services Company
Bolt Manufacturing Co., Inc.
First Texas Credit Corporation
GHX, Incorporated
GHX, Incorporated of Louisiana
Industrial Abatement, Inc.
Landreth Metal Forming, Inc.
LSS-Lone Star - Houston, Inc.
Losco, Inc.
Manifold Valve Services, Inc.
Moores Pump and Services, Inc.
Philform, Inc.
Pipeline Valve Specialty, Inc.
R.J. Machine Company, Inc.
Regal Machine Tool, Inc.
Rex International Corporation
Rex Machinery Movers, Inc.
Rex Machinery Sales, Inc.
The Rex Group, Inc.
U.S. Crating, Inc.
United Wellhead Services, Inc.
United Wellhead Services of Louisiana, Inc.
Wellhead Recycling, Inc.
WHIR Acquisition, Inc.
XSUP Corporation
XTEL Corporation